Exhibit 10.25
Employment Agreement
This AGREEMENT (the "Employment Agreement") is made and entered into as of this            23           April 2026 by and between
Wella International Operations Switzerland Sàrl whose office is at Chemin Louis-Hubert 1 1213 Petit-Lancy, Genève, Switzerland(Hereinafter referred to as the "Employer" or "Company")
And
Hugo Kunetz of [*] (Hereinafter referred to as the "Executive")
It is hereby agreed between the undersigned the following:
1.TERMS OF EMPLOYMENT
The Executive's continued employment with Wella is contingent upon the Executive not being subject to any limitation, obligation or agreement that would preclude his full-time employment with the Company or in any way restrict his ability to perform his duties as an Executive of the Company.
By accepting this Employment Agreement, the Executive confirms that he is not bound by any employment restrictions, limitations or obligations that would prohibit or preclude him from continuing his full-time employment with the Company.
The Executive confirms that, as at the date of this Employment Agreement, he has the right to work in Switzerland in the capacity required by this role and that any documentation provided to the Company in connection with the Company's right to work checks is genuine and correct.
(b) The Executive shall promptly notify the Company in writing if, at any time during the Employment: (i) there is any change to his immigration status or right to work in Switzerland; (ii) any visa, leave to remain, or other immigration permission held by the Executive is due to expire, has expired, or has been curtailed, revoked, or cancelled; or (iii) the Executive becomes aware of any circumstances that may affect the Executive's ongoing right to work in Switzerland.
(c) Where the Executive's right to work in Switzerland is subject to time-limited immigration permission, the Executive shall cooperate with the Company in carrying out any follow-up right to work checks required locally and any associated guidance, including by providing relevant documentation within a reasonable timeframe specified by the Company.
(d) If the Executive ceases to have the right to work in Switzerland in the capacity required by this role, the Company shall not be obliged to continue to provide work or pay to the Executive for any period during which it would be unlawful to employ him.

In such circumstances, the Company may, following a fair process and having regard to all relevant circumstances (including whether the Executive has a pending immigration application or appeal that may preserve or restore the right to work):
(i)suspend him on such terms as the Company considers appropriate while the position is clarified; or
(ii)terminate the Employment by giving the notice in accordance with this Employment Agreement.
(e) For the avoidance of doubt, the Company shall comply with its immigration obligations in exercising any rights under this clause, and nothing in this clause shall be construed as requiring or permitting the Company to discriminate against the Executive on the grounds of race, nationality, or ethnic origin.
Position
The Executive is employed full-time by the Company as Chief Revenue Officer, Hair and Nails, reporting to the Wella Company's Chief Executive Officer, or if no one is serving as CEO, directly to the Board of Directors of the Company's ultimate parent ("Board of Directors") (or such other person as the Board of Directors may direct).
The Employer reserves the right to assign to the Executive other appropriate functions consistent with the Executive's previous experience but maintaining his then applicable remuneration. The change will however require the Executive's acceptance of the new functions.
Continuous Service Date
The Executive commenced his employment with the Company on September 4, 2017. The terms of this Employment Agreement will be effective as of March 2, 2026, superseding any previous agreements or arrangements between the Executive and the Employer relating to his employment.
Location
The place of employment shall be located in Geneva, provided that within the normal course of his duties, the Executive may be required to travel abroad globally in accordance with business needs, as may be necessary for the proper performance of his duties.
The Company may require the Executive to work, on a temporary or permanent basis, at any premises of the Company or any Group Company within a reasonable daily commuting distance of his normal place of work, provided that:
(a) the Company gives the Executive reasonable prior written notice of any such change, having regard to the distance involved and his personal circumstances.

As a guide, the Company will ordinarily give not less than four weeks' notice of any permanent change, although a shorter period may be appropriate for temporary assignments or in cases of genuine operational urgency;
The Company shall reimburse him for all reasonable business travel and subsistence expenses properly incurred in the course of such business travel, in accordance with the Company's Travel and Expenses policy in force from time to time.
Remote Work
The Executive may work remotely, subject to the Company's remote work policy as amended from time to time. Remote work must be performed from within Switzerland unless the Company provides prior written approval for cross-border remote work.
The Executive acknowledges that remote work from outside Switzerland may give rise to tax, social security, and regulatory obligations that must be assessed and approved in advance by the Company. The Company shall provide the equipment necessary for remote work (laptop, screen, keyboard).
The Executive shall ensure a suitable and safe workspace and comply with applicable health and safety requirements. Additional details are set forth in the Employee Handbook.
Working Hours
The Executive's regular weekly working hours are 40 hours, excluding breaks. The allocation of working hours across the week shall be determined in accordance with the Company's policies and applicable law.
The nature of the Executive's role mean that he is exempted from time recording obligations due to his status, and he acknowledges he will be required to work such additional hours beyond his normal working hours as are reasonably necessary for the proper performance of his duties. His salary as set out at Clause 2 is intended to reflect the overall demands of the role, including any requirement to work reasonable additional hours from time to time.
The Executive shall not be entitled to additional remuneration or other compensation for such hours.
Secondary Employment
The Executive shall not engage in any secondary employment, consultancy, board membership, or other gainful activity, whether paid or unpaid, without the prior written approval of the Company.
Approval may be withheld if the activity conflicts with the Executive's duties, competes with the Company's business, or could otherwise impair the Executive's performance or the Company's interests. This obligation derives from the Executive's duty of loyalty under Art. 321a CO.

Collective Bargaining Agreement
As of the date of this Employment Agreement, no collective bargaining agreement (Gesamtarbeitsvertrag) applies to the employment relationship. Should a generally binding CBA become applicable to the Company's industry or canton, the Company will inform the Executive, and the relevant provisions will apply in accordance with mandatory law.
2.REMUNERATION & BENEFITS
Annual Base Salary
The Executive's annual gross salary of CHF 633,939 less applicable deductions. It will be directly paid by the Company in accordance with payroll practices and applicable law.
Salary shall be paid monthly, at the end of each calendar month, by bank transfer to the account designated by the Executive, in accordance with Art. 323 of the Swiss Code of Obligations. The Company shall provide a written salary statement (payslip) with each payment showing gross pay, all deductions, and net pay (Art. 323b CO).
The Company may review the Executive's salary from time to time, ordinarily on an annual basis. The Company is under no obligation to increase his salary following any such review, and the outcome of any review shall be at the Company's sole discretion.
Any change to the Executive's salary following a review shall be confirmed to him in writing before it takes effect.
A salary review shall not affect any other terms of this Employment Agreement unless expressly agreed in writing.
The Company shall not be obliged to conduct a salary review, or to implement any increase, after notice of termination has been given by either party.
The Company shall be entitled to deduct from the Executive's salary or any other sums payable to him (including, without limitation, any payment in lieu of notice, accrued holiday pay, or other final payments) any sums that the Executive owes to the Company or any Group Company, to the extent permitted by Art. 323b of the Swiss Code of Obligations. This amount includes all legal allowances and is subject to all applicable deductions required by law, including tax and social security.
The annual gross salary will be composed as follows:

Component	Amount

Annual Base Salary	CHF 633,939 (subject to Swiss statutory deductions like AVS, Pension Fund and Taxes)

Annual Representations Allowances	CHF CHF 8203 (as a tax reduction not as a payment) subject to the Fiscal Authority approval of the Executive's canton/country of residency)

Wella Bonus Plan
The Executive will continue to be eligible to participate in the Wella Annual Incentive Plan (AIP) with a target award of 100% of his annual base salary.
The Executive's bonus opportunity will be subject to the terms and conditions of each fiscal year's AIP program design based on discretionary review and approval by the Company's Board of Directors (or a committee thereof).
Wella Long Term Incentive Plan
The Executive will continue to be eligible to participate in the WINS Programme, subject to the terms and conditions set out in the WINS documentation and any associated loan documentation with Rainbow Capital Inc, as amended from time to time. The terms of the WINS documentation and associated loan documentation are hereby incorporated into this Employment Agreement by reference. In the event of any conflict between the terms of this Employment Agreement and the WINS documentation or associated loan documentation in relation to the WINS Programme, the WINS documentation shall prevail.
; and
In the event of a successful IPO by the Wella Company, the Executive will be eligible for the annual Wella LTI Program in accordance with its terms which will be designed and approved by the Board and announced at a later date.
Executive Benefits
The Executive will be enrolled in the local benefits program of the Company. The detailed information is provided in the Employee Handbook. The Company reserves the right to amend, modify or terminate any of its Executive benefit plans or programs at any time and for any reason to the extent permitted by applicable law.
Occupational Pension and Insurance
The Executive will be enrolled in the Company's occupational pension scheme (BVG) in accordance with the Federal Act on Occupational Retirement, Survivors' and Disability Pension Plans. The employer shall pay at least half of the total BVG contributions in accordance with Art. 66(1) BVG. Details of the pension plan, including contribution rates and insured salary, are set out in the pension fund regulations, a copy of which shall be provided to the Executive.
The Executive will also be covered by mandatory accident insurance (UVG) for both occupational and non-occupational accidents.
Premiums for occupational accident insurance are paid by the Company; premiums for non-occupational accident insurance are deducted from the Executive's salary unless the Company elects otherwise. Details of both plans are provided in the Employee Handbook.
Car Allowance: The Executive will be provided with a car allowance (currently CHF 1900 pcm) in accordance with the Company's policies.

Education Allowance: The Executive is entitled to reimbursement of the education costs in respect of his children until the earlier of July 2027, they become 18 or go to University/College.
The reimbursement of the education costs will be capped at CHF 55,000 per annum (or, if previously communicated in USD, USD 59,000 at the CHF equivalent at the exchange rate on the date of reimbursement, whichever is higher) and the amount will be grossed up for tax.
Salary Continuation During Illness or Accident
In the event the Executive is prevented from working due to illness, accident, pregnancy, or other causes through no fault of the Executive, the Company shall ensure salary continuation in accordance with Art. 324a CO.
The Company maintains a daily sickness benefits insurance policy
(Krankentaggeldversicherung) providing benefits of at least 80% of salary for 720 days within a 900-day period, with a waiting period not exceeding 3 days. At least half of the premium is paid by the Company.
This insurance substitutes for the Employer's obligation under Art. 324a CO, provided it is of at least equivalent value.
During the waiting period (up to 3 days), the Company shall continue to pay 100% of the Executive's salary.
Tax Assistance: The Executive is personally responsible for the taxes associated with his income and expressly exempts the Company and any related companies from any tax or related claims that may arise.
The Company will make available to the Executive and will pay for any reasonable tax preparation assistance required for the Executive's tax declarations in his former home country.
Expense Reimbursement
The Company shall reimburse the Executive for all expenses necessarily incurred in the proper performance of his duties in accordance with Art. 327a CO. Reimbursement shall be made in accordance with the Employer's current Travel and Expenses Policy.
Vacation
The Executive is entitled to a minimum of 28 working days of paid vacation per year, pro-rated for partial years. At least two consecutive weeks of vacation must be taken in a single block per calendar year (Art. 329c CO).
The Executive's vacation entitlement is in addition to the public holidays observed in the Canton of Genève. Vacation may not be replaced by monetary compensation during the employment relationship (Art. 329d CO); payment in lieu of untaken vacation is permitted only on termination.

Additional details are set forth in the Employee Handbook.
3.DATA PROTECTION
The Company processes personal data of the Executive only to the extent that such data concern the Executive's suitability for the position or are necessary for the performance of this employment contract, in accordance with Art. 328b CO and the revised Federal Act on Data Protection (nFADP, SR 235.1, in force since 1 September 2023).
The Company's Employee Privacy Notice, provided separately, describes the categories of data collected, the purposes of processing, recipients, any cross-border transfers and their safeguards, retention periods, and the Executive's rights of access, rectification, erasure, and data portability under nFADP.
Cross-border transfers of the Executive's personal data shall only be made to countries with an adequate level of data protection as determined by the Swiss Federal Council, or subject to appropriate safeguards (such as standard contractual clauses or binding corporate rules) in accordance with Art. 16 and 17 nFADP.
The Executive has the right to request information from the Company about the processing of his personal data (Art. 25 nFADP), and the right to request the rectification of inaccurate data, the deletion of data no longer required, and the portability of personal data in a commonly used electronic format (Art. 28 nFADP).
Where the Company uses monitoring or surveillance systems in the workplace, the Executive will be informed in advance in accordance with Art. 26 of Ordinance 3 to the Federal Act on Employment in Industry, Commerce and Services (Employment Act, ArG).
The Employee Privacy Notice forms an integral part of this employment contract.
4.CONFIDENTIALITY & OTHER CLAUSES
The Executive undertakes to keep strictly confidential any and all information relating to the business of the Employer including but not limited to trade secrets (names of clients, amounts invoiced, nature of their orders, etc.), business secrets (dates of launches, product formulations, types of packaging, business plans, budgets, marketing campaigns, corporate developments and actions, etc.) and more generally, any other matters of confidential nature which must not be disclosed to third parties.
This clause is binding during the full term of the employment. The post-employment duty of confidentiality applies to manufacturing and trade secrets in accordance with Art. 321a (4) CO.
Confidentiality, Non-Competition and Non-solicitation are governed by the specific agreement that the Executive and the Company have separately signed with handwritten signatures or qualified electronic signatures in accordance with Art. 340(1) CO and which forms an integral part of this Agreement.

Nothing in this Employment Agreement or in the RCA at Schedule 1 or the Severance Agreement at Schedule 2 (including any confidentiality, non-disparagement, disclosures relating to sexual harassment and/or settlement provisions) shall prevent the Executive from making a whistleblowing complaint, including, but not limited to, disclosures relating to criminal offences, failure to comply with legal obligations, miscarriages of justice, health and safety risks, environmental damage, and the deliberate concealment of any of the foregoing.
Further details, including the procedure for raising concerns, are set out in the Company's Whistleblowing Policy, available from the People Team.
5.TERMINATION OF EMPLOYMENT
This Employment Agreement may be terminated by either party giving six months' notice in accordance with the Notices provision at clause 6 below.
Notice of termination must be given in writing and shall take effect at the end of a calendar month (Art. 335c CO).
The Parties acknowledge the mandatory protection against termination during blocking periods under Art. 336c of the Swiss Code of Obligations. Notice of termination given during a blocking period (including absence due to illness, accident, pregnancy, maternity leave, military service or comparable circumstances) is void. Notice given before a blocking period begins is suspended for the duration of the blocking period and resumes thereafter, with the notice period running to the end of the next calendar month.
This Employment Agreement is concluded for an indefinite period but will terminate automatically at the latest and without any notice at the end of the month during which the Executive shall have reached the legal age of retirement as per Swiss law (currently age 65 for men and age 65 for women, as amended from time to time).
This Employment Agreement may further be terminated for cause with immediate effect in accordance with Art. 337 of the Swiss Code of Obligations, where good cause exists such that the continuation of the employment relationship cannot reasonably be expected.
5.1Severance Upon Qualifying Termination
If the Company terminates the Executive's employment without Cause (as defined below), or if the Executive resigns for Good Reason (as defined below), the Executive shall be entitled to the severance benefits set out in Schedule 2 -Severance Agreement, subject to the following conditions:
(a) the Executive signs and does not revoke a separation and release agreement (Aufhebungsvereinbarung) set out in Schedule 2 Severance Agreement, provided that:
(i) the Executive is given a reasonable period of not less than seven (7) calendar days to consider the agreement and to obtain independent legal advice before signing;

(ii) the separation and release agreement does not require the Executive to waive claims arising from mandatory provisions of Swiss law (Art. 341 CO) during the employment relationship or within one month following the Termination Date; and
(iii) the separation and release agreement is executed in writing and signed by both Parties in accordance with Art. 13 CO;
(b) the Executive remains in full compliance with the restrictive covenants set forth in the RCA (Schedule 1) and any other agreements with the Company; and
(c) the Executive has returned all Company Property in accordance with clause 6 of the RCA.
5.2Definitions
For the purposes of this clause 5:
(a) "Cause" means the termination of the Executive's employment as a result of one or more of the following: (i) a conviction of a criminal offence (other than a minor road traffic offence not resulting in a custodial sentence); (ii) the commission of any act of theft, fraud, dishonesty, or falsification of employment or Company records; (iii) the improper disclosure of the Company Group's Confidential Information (as defined in the RCA); (iv) any action by the Executive which has a material detrimental effect on the Company Group's reputation or business; (v) a course of conduct amounting to gross incompetence; (vi) chronic and unexcused absenteeism; (vii) a material breach by the Executive of this Employment Agreement or of the RCA (subject in each case to a cure period of 30 days from the date of written notification to the Executive of the breach, to the extent that such breach is capable of being cured); or (viii) a material breach by the Executive of any compliance policy of the Company Group that has been made available to the Executive in writing or is generally accessible to employees (subject to a cure period of 30 days from the date of written notification to the Executive of the breach, to the extent that such breach is capable of being cured).
For the avoidance of doubt, the existence of Cause under this clause does not affect the Company's separate right to terminate the employment with immediate effect for good cause (wichtiger Grund) under Art. 337 CO, which is governed solely by mandatory Swiss law.
(b) "Good Reason" means any one or more of the following actions taken without the Executive's consent: (i) a material adverse change in the Executive's duties or responsibilities; (ii) a material reduction in the Executive's annual base salary or target bonus percentage, other than a reduction applicable to all executives of the same grade; (iii) the relocation of the Executive's principal place of work to a location more than 40 kilometres from the current place of work, resulting in a material increase in the Executive's commuting time (except for required travel on the Company's business consistent with the Executive's customary business travel obligations); (iv) a failure of any successor to the Company (whether by merger, acquisition, asset transfer, or otherwise) to assume in writing this Employment Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of this Employment Agreement.
The Executive must give written notice to the Company of the occurrence of a Good Reason event no later than 90 days following the date on which the Executive becomes aware (or reasonably should have become aware) of such event. The Company shall have 30 days from receipt of such notice to cure the event. If the Company cures the event within such period, it shall not constitute Good Reason. If the Company fails to cure, the Executive's resignation for Good Reason shall be effective at the end of the notice period set out in clause 5 of this Employment Agreement, running from the date of the Executive's written notice of resignation.
5.3Relationship with Termination for Cause under Art. 337 CO
Nothing in this clause 5 shall restrict the Company's right to terminate the employment with immediate effect for good cause (wichtiger Grund) under Art. 337 CO. In the event of termination for good cause under Art. 337 CO, no severance benefits are payable under this clause 5.
6.NOTICES
For the purpose of this Employment Agreement, notices and all other communications provided for in this Agreement will be in writing and be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via electronic mail to the respective email addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by electronic mail transmission shall be deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. CET/CEST on a business day ("business hours") and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
For the avoidance of doubt, notice of termination of the Employment Agreement must be received by the other party before the end of the relevant calendar month in order for the notice period to commence in that month.
If to the Executive: to such address as shall most currently appear on the records of the Company. If to the Company: to Wella International Operations Switzerland Sàrl whose office is at Chemin Louis-Hubert 1 1213 Petit-Lancy, Genève, Switzerland.
7.GARDEN LEAVE
During the notice period set out in clause 5, the Company reserves the right to release the Executive from the duty to work (garden leave), in whole or in part, while continuing to pay the Executive's full salary and benefits.
During any period of garden leave, the Executive remains bound by all obligations under this contract, including confidentiality and the duty of loyalty under Art. 321a CO. The Company may set off accrued but untaken vacation against the garden leave period, provided a reasonable portion of the garden leave remains available for the Executive to seek new employment.
The Company acknowledges that during any garden leave period, the Executive is entitled to take up new employment, subject to his continuing duty of loyalty under Art. 321a CO (including the obligation not to compete during the subsistence of the employment relationship). Income earned from new employment during the garden leave period shall not reduce the Executive's entitlement to salary and benefits during the notice period.
For the avoidance of doubt, any period of Garden Leave served under clause 7 of this Employment Agreement during the notice period shall not reduce the severance benefits payable under clause 5 as set out in Schedule 2, and the Severance Period shall commence on the Termination Date (i.e. following expiry of the notice period, including any Garden Leave).
8.REFERENCE LETTER
The Executive is entitled to request a reference letter (Arbeitszeugnis) at any time during or after the employment relationship in accordance with Art. 330a CO. Upon written request, the Company shall provide a full reference letter within 30 days, covering the nature and duration of the employment and the Executive's performance and conduct.
The Executive may alternatively request a simple confirmation of employment (Arbeitsbestätigung) limited to the nature and duration of the employment.
9.APPLICABLE LAW
This Employment Agreement is governed by, construed and enforced in accordance with the laws of Switzerland.
Any and all matters which are not regulated above will be governed by the rules described in the Employee Handbook (in particular those relating to the waiver of overtime compensation and to the assignment of intellectual property rights if the Executive makes inventions or creates designs not in the performance of his contractual obligations), the Swiss Code of Obligations and the Federal Act on Employment in Industry, Commerce and Services (Employment Act, ArG).
In the event of discrepancies between this Employment Agreement and the Employee Handbook, the provisions of this Employment Agreement shall prevail. In the event of any conflict between this Employment Agreement and mandatory provisions of Swiss law (including the Code of Obligations, the Employment Act, and applicable cantonal law), mandatory law shall prevail.
Any dispute arising out of or in connection with this Employment Agreement shall be submitted to the competent courts of the canton of Genève, Switzerland.
This clause does not restrict the Executive's right to bring proceedings at any other mandatory forum available under Art. 34 of the Swiss Civil Procedure Code (CPC), including the courts at the Executive's habitual place of work.

10.GOVERNING LANGUAGE
This Employment Agreement is executed in the English language. In the event that this Employment Agreement is translated into any other language, the English language version shall prevail in case of any discrepancy or inconsistency.
11.SEVERABILITY
If any provision of this Employment Agreement is held to be invalid, illegal, or unenforceable by a competent court, the remaining provisions shall continue in full force and effect. The invalid provision shall be replaced by a valid provision that most closely achieves the economic and legal purpose of the invalid provision.
12.ENTIRE AGREEMENT
This Employment Agreement, together with the WINS documentation and associated loans documentation, the Employee Privacy Notice, the RCA at Schedule 1 and the Severance Agreement at Schedule 2, constitutes the entire understanding of the Parties with respect to its subject matter, and supersedes all prior agreements, promises, assurances, warranties, representations and understandings, both written and oral, between the Parties with respect to its subject matter, including without limitation agreements entered into between the Executive and any predecessor of the Company.
(b) The Executive agrees that his obligations and restrictions under this Employment Agreement, the RCA at Schedule 1 and the Severance Agreement at Schedule 2 shall continue in accordance with its terms, regardless of any change in his title, position or duties (unless the Parties agree otherwise in writing).
(c) This Employment Agreement may be executed in any number of counterparts, including by electronic signature, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
(d) Only the Executive, the Company and any Group Company can enforce any provision of this Employment Agreement, the RCA at Schedule 1 and the Severance Agreement at Schedule 2 and no term is enforceable by any person who is not a party to it.
Any amendments or additions to this Employment Agreement must be made in writing and signed by both parties.

WELLA International Operations Switzerland Sàrl

Signature:	/s/ Melanie Champetier

Date:	04/29/2026

Read and approved:

Signature:	/s/ Hugo Kunetz

Date:	04/23/2026

Genève

Hugo Kunetz
Schedule 1 CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT- RCA
This AGREEMENT (the "RCA") is made and entered into as of this           23           April 2026 by and between
Wella International Operations Switzerland Sàrl whose office is at Chemin Louis-Hubert 1 1213 Petit-Lancy, Genève, Switzerland (Hereinafter referred to as the "Employer" or "Company" and, collectively with its affiliates, the "Company Group"),
And
Hugo Kunetz [*] (Hereinafter referred to as the "Executive") each a "Party," (and collectively, the "Parties").
In consideration of Executive's continued employment by the Company, and intending to be legally bound, the Parties agree as follows:
1. Definitions.
(a) "Competing Entity" means any business, individual, partnership, firm, corporation, or other entity which wholly or in any significant part engages in any Competitive Activity.
(b) "Competitive Activity" means any business, work or other activity that directly engages in or competes with the core product lines and services of the Company Group (including but not limited to hair care, styling or colour products, nail products or services or the development, manufacture or sale of electrical hair devices) in which the Executive was materially involved or about which the Executive obtained Confidential Information during the last two (2) years of the Executive's employment.
The geographic scope of the Competitive Activity restriction shall be limited to Switzerland and such other countries in which the Executive had direct operational responsibility or about which the Executive obtained Confidential Information during the last two (2) years of the Executive's employment with the Company.

(c) "Confidential Information" means information disclosed to or acquired, developed, learned or known by Executive as a result of or in connection with Executive's employment with the Company, that is not generally known in the industry in which the Company is engaged or ascertained from public or published information, about the Company Group (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers.
Confidential Information includes, by way of example: Trade Secrets; information relating to the Company Group's business plans and the Company Group's business as conducted and anticipated to be conducted; past, current and anticipated products, services and product- and service-related processes, methods, plans, techniques, systems and services of the Company Group; technical notebook records; patent applications; machine, equipment, process and product designs, including any drawings and descriptions thereof; unwritten knowledge and knowhow; software and security information and programs; operating instructions; product and service-related training manuals; production and development processes and costs thereof; raw material costs; selling costs; delivery costs; production schedules; customer lists; customer preferences, pricing and cost data; customer purchasing and other customer-related records and information, including any compilations thereof; non-public information concerning suppliers and vendors of the Company Group; tax information; mailing lists; product sales records; territory listings; market surveys; marketing plans; strategic plans; and, any non-public and confidential information of third parties entrusted to the Company Group.
(d) "Restricted Customer" means any firm, company, or person who, during the 2 years before termination, was a customer or prospective customer of or was in the habit of dealing with the Company Group with whom Executive had direct personal contact or about whom Executive became aware or informed during the Executive's employment.
(e) "Restricted Period" for the purposes of: i. Section 7 of this RCA, the six (6) months period; and ii. Section 8 of this RCA, the twelve (12) months period; commencing on the date of termination of Executive's employment with the Company.
The Parties acknowledge that the Restricted Periods specified above are within the maximum duration permitted under Art. 340a(1) CO (three years) and are considered by the Parties to be proportionate and reasonable considering the Executive's seniority, access to Confidential Information, and customer and employee relationships.
(f) "Restricted Person" means anyone employed or engaged (or who was employed or engaged by the Company and where such employment or engagement was terminated in the previous 12 months) by the Company Group at the level of H1 or above and who could materially damage the interests of the Company Group if they were involved in any capacity in any Competitive Activity and with whom Executive dealt in the 12 months before termination in the course of Executive's employment.
(g) "Term of Employment" means the period commencing upon Executive's date of employment with the Company and ending upon the termination of Executive's employment with the Company, for any reason.

(h) "Trade Secret" means any formula, pattern, device or compilation of proprietary information or knowhow that is used in or related to the Company Group's past, present or anticipated business and gives the Company Group an opportunity to obtain an advantage over competitors who do not know or use such Trade Secret.
(i) "Company Property" means all property of the Company Group in Executive's possession, custody or control, including without limitation: computers, personal computers, laptops, notebooks, disks, memory cards and sticks, and data, in any form (including data of the Company Group retained on any computer); any home office equipment purchased for or provided to Executive by the Company; documents, files and records, in any form (including originals and any copies thereof); mobile phones, iPhones and similar electronic devices; keys, identification and access cards; and any other documents, materials, equipment or other property of the Company Group.
(j) "Copyright Work" means any work of authorship, including computer software, that Executive prepared alone or with others within the scope of Executive's employment relating to the subject matter of Executive's employment, during the Term of Employment.
(k) "Invention" means any discovery or improvement relating to any technology, article, product, formula, composition of manner, process, information system, computer hardware or software, computer application, or computer code in source or object form, design, device, biological material or machinery, whether or not patentable, and all related knowhow, and any trademark or service mark (i) that is made, conceived or first reduced to practice by Executive, alone or with others, during the Term of Employment, and that directly or indirectly relates to the past, present or anticipated business affairs of the Company Group at the time of the conception or results from or is suggested by any work that Executive has done or may do for the Company.
Information shall not be deemed Confidential Information if it becomes generally known to the public (as shown by a publicly available document) other than because of an unauthorized disclosure, use or action by Executive or at Executive's direction or by any other person who directly or indirectly receives such information from Executive.
2. Confidentiality.
(a) Executive shall not, during the Term of Employment or at any time thereafter, directly, or indirectly disclose or use, for Executive's own benefit or the benefit of any third party, any Confidential Information. Executive acknowledges that, because Confidential Information is extremely valuable, the Company Group takes appropriate measures to maintain its confidentiality, and that Executive has an obligation to safeguard and protect Confidential Information from disclosure and use.
(b) The obligations in Section 2(a) above do not apply to: i. any use or disclosure required by law; ii. any information which is already in, or comes into, the public domain other than through Executive's unauthorized disclosure; or iii. a protected disclosure within the meaning of the applicable law.

(c) Executive agrees not to retain any documents, materials or things that embody or contain Confidential Information when Executive's employment is terminated, and to return all such documents, materials, and things to the Company prior to their departure.
(d) Following the termination of Executive's employment with the Company, the obligations contained in this Section 2 shall continue insofar as is necessary to protect the legitimate interests of the Company, in accordance with Article 321a paragraph 4 of the Swiss Code of Obligations. The duty of confidentiality with respect to Trade Secrets shall continue without time limit. The duty of confidentiality with respect to other Confidential Information shall continue for a period of five (5) years following the termination of Executive's employment, unless a longer period is justified by the nature of the information.
3. Ownership of Rights.
All Inventions made by the Executive in the course of the Executive's work for the Company and in the performance of the Executive's contractual duties shall belong to the Company in accordance with Article 332 paragraph 1 of the Swiss Code of Obligations.
Inventions made by the Executive in the course of the Executive's work for the Company but outside the performance of the Executive's contractual duties shall be subject to the notification and acquisition rights set forth in Article 332 paragraphs 2 and 3 of the Swiss Code of Obligations.
The copyright in any software created by the Executive in the performance of the Executive's contractual duties shall belong to the Company in accordance with Article 17 of the Swiss Federal Act on Copyright and Related Rights (CopA).
For all other Copyright Works created by the Executive in the performance of the Executive's contractual duties, the Executive hereby grants and assigns to the Company, to the fullest extent permitted by law, all rights of use and exploitation.
The Executive acknowledges that under Swiss law moral rights (droit moral/Urheberpersönlichkeitsrechte) cannot be transferred but may be waived. To the fullest extent permitted by the Swiss Federal Act on Copyright and Related Rights (CopA), the Executive agrees not to exercise any moral rights in respect of Employment Copyright Works in a manner that is inconsistent with the Company's use and exploitation of such works.
The Company's ownership rights under this RCA shall be in addition to the Company's rights under applicable law.
4. Assignments/Applications.
Upon the request of the Company, during the Term of Employment or at any time thereafter, Executive shall, at the Company's expense (but with no further remuneration to Executive): (i) promptly assign to the Company or its designee any right, title or interest Executive may have in and to any Confidential Information, Invention (and all patents arising therefrom) or Copyright Work in accordance with applicable laws; (ii) promptly and fully assist the Company in the preparation and filing of any patent, copyright, trademark or other application for the protection of any Invention or Copyright Work; and (iii) promptly sign all lawful papers, take all lawful oaths and do all lawful acts requested by the Company in connection with the protection of any Confidential Information, Invention or Copyright Work.
5. Disclosure of Inventions.
(a) Executive shall disclose to the Company any pre-existing inventions that are related to the Company's business. Such pre-existing inventions shall remain the property of the Executive unless otherwise agreed in writing.
(b) Executive agrees to promptly provide notice to the Company of all inventions made, conceived, or first reduced to practice by Executive, solely or jointly with others, during the Term of Employment whether or not Executive believes they constitute Inventions as defined in this Agreement, and whether or not Executive believes they are patentable.
(c) The Company agrees to receive and review the disclosures made by Executive pursuant to this Section 5 in confidence.
6. Return of Company Property.
Upon termination of Executive's employment with the Company for any reason, or at any other time upon request by the Company, Executive shall promptly return to the Company all Company Property.
Any retention right under Art. 895 of the Swiss Civil Code shall be excluded. Executive agrees to notify the Company of any Company Property that cannot be returned due to loss or destruction.
7. Non-competition.
(a) Subject to Section 7(b) and Section 7(d) below, during the Term of Employment and the Restricted Period, Executive shall not on Executive's own behalf or on behalf of any third party, as owner, principal, agent, partner, Executive, officer, director, consultant, contractor or otherwise, engage in any Competitive Activity save that Executive may be interested for the holding as a passive investor only of not more than 3% of the issued ordinary shares of any company of a class which are listed or traded on any market of a Recognised Investment Exchange. The Executive acknowledges that the conditions for a valid non-competition clause under Art. 340(2) CO are satisfied, namely that the employment relationship has given the Executive access to the Company's clientele and/or manufacturing and business secrets, and that the use of such knowledge would be capable of causing the Company appreciable prejudice.
(b) The Company may waive the non-compete provisions in this Section 7 at its sole discretion at any time before or during the Restricted Period by giving written notice to the Executive. Such waiver shall take effect three (3) months after receipt of the notice by the Executive, or upon expiry of the Restricted Period, whichever occurs first.
(c) In the event of violation of any post-contractual undertaking of this Section 7, the Company shall be entitled to claim a contractual penalty in an amount equal to six (6) months of Executive's base compensation. The payment of this penalty does not free Executive from the prohibition of competing. In addition to the contractual penalty for any breach of this Section 7 and compensation for damages as a result of such a breach, the Company shall in any case be entitled to request that Executive be restrained from any violation of this Section 7 according to article 340b paragraph 3 of the Swiss Code of Obligations. The Company acknowledges that a court of competent jurisdiction may reduce the contractual penalty if it considers the penalty to be excessive (Article 163 paragraph 3 of the Swiss Code of Obligations). The Parties acknowledge that the Severance Benefits payable under the Severance Agreement (Schedule 2) constitute, in part, compensation for the Executive's post contractual non-competition and non-solicitation obligations under this RCA.
(d) The post-contractual non-competition obligation set out in this Section 7 shall lapse in accordance with Article 340c of the Swiss Code of Obligations, in particular if: (i) the Company terminates the employment relationship without the Executive having given justifiable cause for such termination; or (ii) the Executive terminates the employment relationship for justifiable reason attributable to the Company; or (iii) the Company no longer has a demonstrable interest in the maintenance of the prohibition. In the event that the non-competition obligation lapses under this Section 7(d), the Executive shall remain entitled to any other Severance Benefits to which the Executive is otherwise entitled under the Severance Agreement.
(e) Non-Competition Compensation.
(i) Subject to the conditions set forth in this Section 7(e), where during the Restricted Period the Executive does not accept employment or any other remunerative association with any person or entity by reason of the non-competition restrictions in this Section 7, the Company shall pay the Executive, for each month of the Restricted Period during which such restrictions remain in effect, a sum equal to the Executive's gross monthly base salary as at the date of termination of employment, less all applicable statutory and customary payroll deductions (the "Non-Competition Payment"). As a condition of receiving any Non-Competition Payment, the Executive shall provide the Company with bona fide evidence that the Executive has been prevented from accepting an offer of employment, consultancy, directorship or other remunerative engagement from a competing business or other entity by reason of the restrictions in this Section 7. Such evidence shall include, without limitation, a copy of a written offer of employment or engagement, correspondence from the prospective employer or engaging party, or such other verification as the Company may reasonably require.
(ii) The Restricted Period and the corresponding period during which Non-Competition Payments are payable shall each be reduced by any month or part thereof during which the Executive is placed on garden leave by the Company prior to the effective date of the Executive’s termination of employment. For the avoidance of doubt, no Non-Competition Payment shall be due in respect of any month or part thereof already covered by garden leave.
(iii) Any Non-Competition Payment otherwise payable under this Section 7(e) shall be reduced by the amount of any payment in lieu of notice made by the Company to the Executive to the extent that such payment in lieu of notice covers any monthly portion of the Restricted Period. For the avoidance of doubt, no Non-Competition Payment shall be due in respect of any month or part thereof already covered by any payment in lieu of the Executive’s 6 months’ notice period.
(iv) Each monthly Non-Competition Payment shall also be reduced, on a month by month basis and a Swiss Franc-for-Swiss Franc basis, by the total gross remuneration and benefits the Executive receives or is entitled to receive in the relevant month from any source, including without limitation any compensation for services rendered as an employee, owner, principal, agent, consultant, director for the Company or elsewhere or in any other capacity, and any retirement benefit, severance payment, disability benefit, sickness benefit, unemployment benefit, unemployment insurance payment or any other benefit of any kind.
(v) The Company's obligation to make each monthly Non-Competition Payment shall be conditional upon its receipt, no later than the tenth (10th) business day following the end of each calendar month of the Restricted Period, of a signed written certificate from the Executive setting forth in reasonable detail: (A) all amounts paid or payable to or for the benefit of the Executive during such month from any source described in Section 7(e)(iv); and (B) confirmation that the Executive has complied with all obligations under this Section 7 during such month. The Company shall make each Non-Competition Payment within fifteen (15) business days of its receipt of a compliant certificate.
(vi) The Company's obligation to make any Non-Competition Payments under this Section 7(e) shall cease upon the earliest of: (A) 7 days following the Company providing a written waiver to the Executive, sent to his last notified email address of the Company’s decision to waive the non-competition restrictions pursuant to Section 7(b); (B) the expiration of the Restricted Period; or (C) any breach by the Executive of the non-competition obligations set forth in this Section 7.
8. Non-solicitation; Non-interference.
(a) During the Term of Employment and the Restricted Period, Executive shall not directly or indirectly solicit, induce or retain, or assist any third party in soliciting, inducing or retaining, any Restricted Person of the Company Group to become associated with, or to perform services on behalf of, Executive or any Competing Entity, or otherwise disrupt, impair, damage or interfere with the Company Group's relationships with its employees.
(b) During the Term of Employment and the Restricted Period, Executive shall not directly or indirectly solicit, induce or influence, or attempt to solicit, induce or influence, any Restricted Customer to divert his, her or its business to any Competing Entity, or otherwise disrupt, impair, damage or interfere with any of the Company Group's contractual or business relationships, including without limitation with respect to any of its customers, suppliers or vendors.
(c) In the event of violation of the post-contractual non-solicitation or non-interference obligations, the Company shall be entitled to claim a contractual penalty in an amount equal to six (6) months of Executive's base compensation. The payment of this penalty does not free the Executive from the prohibition of solicitation and interference.
In addition to the contractual penalty for any breach of this Section 8 and compensation for damages as a result of such a breach, the Company shall in any case be entitled to request that

Executive be restrained by immediate court injunction from any violation of this Section 8 according to article 340b paragraph 3 of the Swiss Code of Obligations.
The Company acknowledges that a court of competent jurisdiction may reduce the contractual penalty if it considers the penalty to be excessive (Article 163 paragraph 3 of the Swiss Code of Obligations).
(d) The post-contractual non-solicitation obligation set out in this Section 8 shall lapse in the circumstances set out in Section 7(d) of this Agreement, mutatis mutandis.
The Parties acknowledge that the non-solicitation provisions of this Section 8 are subject to the same formal requirements as a non-competition clause under Art. 340 et seq. CO, given their comparable restrictive effect on the Executive's economic freedom.
9. Notice of New Employment.
If, at any time during the Term of Employment or the Restricted Period, Executive is offered employment or other remunerative association, from a Competing Entity, and wishes to accept the same, Executive shall provide to the Company, promptly upon receipt of such offer, written notice of such offer, identifying such third party (including the location, by city and country, of the office in which Executive expects to work), specifying the position or title offered to Executive, and describing Executive's anticipated duties and responsibilities in that position, including without limitation with respect to any products, services, businesses and geographic markets.
The Company shall treat any information provided by Executive pursuant to this Section 9 confidentially and shall not contact the prospective employer without the Executive's prior written consent.
Except as provided herein or as otherwise necessary to enforce its rights under this RCA, the Company shall maintain the confidentiality of any information provided by Executive pursuant to this Section 9.
10. Agreements with Former Employers.
Executive represents and warrants that to the best of the Executive's knowledge, no agreements exist between the Executive and any previous employer (or any other third party) that would materially restrict the Executive's ability to fulfil the Executive's duties under this RCA, or that the Executive has disclosed any such agreements to the Company in writing prior to the execution of this RCA.
Executive further acknowledges that the Company expects Executive to respect and safeguard the confidential information and trade secrets, if any, of Executive's former employers, and not to disclose to the Company or use in connection with his or her employment with the Company any such information, unless such information is no longer confidential or such former employer (or other third party) has consented to its use by Executive.

Executive understands the Company shall rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.
11. Reasonableness of Restrictions.
Executive acknowledges and agrees that the Company Group's Confidential Information, as well as its relationships and good will with customers, prospective customers, vendors, suppliers, and Executives, constitute valuable and protectable assets of the Company Group, developed at the expense of the Company Group, and that Executive has been privy to and enjoyed access to and other benefits of such assets during and as a result of Executive's employment with the Company.
Executive further acknowledges and agrees that the restrictions contained in Sections 2, 3, 4, 5, 7 and 8 above are reasonable and necessary to preserve the Company's legitimate business interests in protecting such assets, and that such restrictions shall not prevent Executive from earning a livelihood in Executive's chosen occupation.
12. Procedural Costs.
The allocation of procedural costs and party compensation in any suit, action or proceeding arising out of or seeking enforcement of this RCA shall be governed by the applicable provisions of the Swiss Civil Procedure Code.
13. Notices.
Notices under this RCA must be given in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid or sent by registered mail or courier service with proof of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):
To Executive at: Executive's last known address in the Company's records.
To the Company at: Wella International Operations Switzerland Sàrl (Wella Switzerland Sàrl), Chemin Louis-Hubert 1, Petit-Lancy, 1213, Genève, Switzerland.
Any notice delivered personally under this Section 13 shall be deemed given on the date delivered, and any notice sent by certified mail, postage prepaid, return receipt requested, or by registered mail or courier shall be deemed given on the date mailed (provided a proof of postage is obtained as evidence).
14. Choice of Law.
The Parties agree that this RCA shall be governed and construed in accordance with the substantive laws of Switzerland. Place of jurisdiction shall be, at the choice of the claimant, either the place of domicile of the defendant or the place where the Executive habitually performs work (article 34 paragraph 1 of the Swiss Civil Procedure Code). For the avoidance of doubt, the mandatory provisions of Swiss employment law shall apply to this RCA and shall prevail in the event of any conflict with the terms of this RCA.
15. Assignment.
Executive may not assign any of Executive's rights or obligations under this RCA. This RCA shall be binding upon and inure to the benefit of the Company's successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive's employment relates.
16. Waiver.
The failure of the Company to seek enforcement of any provision of this RCA in any instance or for any period shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future.
17. Severability.
Executive agrees that each section of this RCA shall be separately enforceable, and that the invalidity of one section shall not constitute a basis for declaring the other sections unenforceable. If any court of competent jurisdiction shall construe any provision of this RCA to be unenforceable as written, such provision shall be reduced or modified to the minimum extent necessary to render it enforceable under applicable Swiss law, in accordance with Article 340a paragraph 2 of the Swiss Code of Obligations where applicable.
18. Entire Agreement.
This RCA contains the entire understanding of the Parties with respect to its subject matter, and supersedes all prior agreements, promises, assurances, warranties, representations and understandings, both written and oral, between the Parties with respect to its subject matter, including without limitation agreements entered into between Executive and any predecessor of the Company, except for any confidentiality, non-competition, or non-solicitation covenants, which shall remain in full force and effect in accordance with their terms. This RCA does not derogate from any mandatory provisions of Swiss law, including the Swiss Code of Obligations.
Executive agrees that Executive's obligations and restrictions under this RCA shall continue in accordance with its terms, regardless of any change in Executive's title, position, or duties (unless otherwise agreed).
19. Form of Signature.
The Parties acknowledge that the post-contractual non-competition and non-solicitation obligations contained in Sections 7 and 8 of this RCA must be agreed in writing in accordance with Article 340 paragraph 1 of the Swiss Code of Obligations.
The Parties shall execute this RCA by means of handwritten signature or qualified electronic signature within the meaning of Article 14 paragraph 2bis of the Swiss Code of Obligations.

The Parties acknowledge that a standard electronic signature (e.g., a click-to-sign or simple electronic signature) does not satisfy the written form requirement under Art. 340(1) CO. Only a handwritten (wet ink) signature or a qualified electronic signature issued by a recognised Swiss certification service provider in accordance with the Federal Act on Electronic Signatures (ZertES) shall be used to execute this RCA.
20. Counterparts.
This RCA may be executed in counterparts, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.
21. Headings. All descriptive headings in this RCA are intended solely for convenience, and no provision of this RCA is to be construed by reference to any heading.
22. Acknowledgment.
Executive acknowledges that Executive has carefully read and fully understands this RCA and that Executive has had sufficient time to consider the decision whether to sign this RCA and to seek and obtain the advice of independent counsel.
Executive further acknowledges that Executive has entered into this RCA voluntarily, knowingly and without duress, and that neither the Company nor any of its officers, directors, Executives, agents, or representatives have made any representations inconsistent with the provisions of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this RCA as of the day and year first above written.

Wella International Operations Switzerland Sàrl (Wella Switzerland Sàrl)

Signature:	/s/ Melanie Champetier	Date:	04/29/2026

Hugo Kunetz

Signature:	/s/ Hugo Kunetz	Date:	04/23/2026

Schedule 2 - SEVERANCE AGREEMENT
This Severance Agreement (the "Severance Agreement") is made and entered into as of this           23           April 2026
by and between
Wella International Operations Switzerland Sàrl whose office is at Chemin Louis-Hubert 1 1213 Petit-Lancy, Genève, Switzerland (Hereinafter referred to as the "Employer" or "Company" and, collectively with its affiliates, the "Company Group"),
And
Hugo Kunetz of [*] (Hereinafter referred to as the "Executive") each a “Party,” (and collectively, the “Parties”).
WHEREAS: (A) The Company as employer and the Executive entered into an employment agreement and RCA on X April 2026 (the "Employment Agreement and the RCA"). (B) The Company decided to terminate the Executive on XXX. (C) The Company and the Executive have decided to enter into this severance agreement (the “Severance Agreement”) in order to conclusively settle any and all aspects of the termination of the employment relationship.
NOW, THEREFORE, the Parties agree as follows:
1.Termination of the Employment Agreement
(a) The Parties hereby agree that their employment relationship will end on the date of receipt of the notice of termination plus the Executive’s 6 months' notice period (the "Termination Date"). The notice period shall run to the end of a calendar month in accordance with Art. 335c CO.
(b) The Parties acknowledge that the Termination Date is subject to any mandatory extension required under Art. 336c of the Swiss Code of Obligations (blocking periods due to illness, accident, pregnancy, military service or similar protected events). In the event a blocking period applies, the Termination Date shall be extended accordingly by operation of law.
(c) The Executive will be released from the Executive's professional duties effective from XXX (the "Garden Leave"). All other contractual duties and obligations of the Executive, notably the Executive's fidelity and loyalty duties, shall remain in force until the end of the employment relationship.
(d) The Executive further undertakes to sign any document necessary to reflect the termination of the Employment Agreement.

2.Holiday Balance
The Parties agree that outstanding holiday entitlement shall be offset against the Garden Leave, provided the duration of the Garden Leave is at least three times the Executive's outstanding holiday balance.
To the extent the Garden Leave is insufficient to fully offset the outstanding holiday balance under the foregoing standard, the Company shall pay out the remaining holiday entitlement with the final salary payment.
For the avoidance of doubt, any payment in lieu of untaken vacation shall be calculated on the basis of the Executive's daily salary rate and shall be subject to applicable social security deductions.
3.Salary
The Company shall pay to the Executive his usual salary, subject to all legal and contractual deductions, until the Termination Date.
The final salary payment shall include any accrued but untaken vacation and shall be accompanied by a detailed payslip and a certificate of salary (Lohnausweis) for tax purposes.
4.Severance Benefits
4.1 Subject to clause 5.1 of the Employment Agreement, the Company shall provide the Executive with the following severance benefits:
(i) Compensation Payments. An amount equal to twelve (12) months of the Executive's annual base salary (as in effect on the Termination Date), payable in equal monthly instalments in accordance with the Company's standard payroll schedule. The first instalment shall be paid with the first regular payroll date following the effective date of the separation and release agreement. The Company may, at its option, elect to pay Compensation Payments in a single lump sum.
(ii) Pro-Rata Annual Bonus. A pro-rata portion of the Executive's annual target bonus under the AIP for the fiscal year in which the Termination Date occurs, calculated by multiplying (a) the Executive's target bonus for the relevant fiscal year (at target) by (b) a fraction, the numerator of which is the number of calendar days from the start of the fiscal year through the Termination Date, and the denominator of which is the total number of calendar days in the fiscal year. This amount shall be payable at the same time as annual bonuses are paid to similarly situated executives of the Company, and in any event no later than the end of the ninth month following the close of the relevant fiscal year.
(iii) Prior-Year Bonus. To the extent the Termination Date falls after the end of a completed fiscal year but before the annual bonus for that fiscal year has been paid, the Executive shall receive the annual bonus under the AIP for such completed fiscal year, calculated on the basis of actual individual and corporate performance and as approved by the Board, payable at the same time as annual bonuses are paid to similarly situated executives of the Company.
4.2 Deductions and Tax Treatment
All severance payments under this clause 4 shall be subject to deduction of income tax (including withholding tax at source, if applicable), employee social security contributions (AHV/IV/EO/ALV), and any other deductions required by applicable Swiss federal or cantonal law. No BVG pension fund contributions shall be owed or deducted with respect to the Compensation Payments under clause 4.1(i), as these are post-employment payments.
4.3 Non-Competition and Non-Solicitation
The Parties acknowledge that the severance benefits payable under this clause 4 constitute, in part, compensation for the Executive's post-contractual non-competition and non-solicitation obligations under the RCA (Schedule 1). In the event the non-competition or non-solicitation obligations lapse by operation of law pursuant to Art. 340c CO (in particular, where the Company terminates the employment without the Executive having given justifiable cause), the Executive shall remain entitled to the severance benefits under this clause 4, but no portion of such benefits shall be attributable to the lapsed restriction(s).
4.4 Cessation of Severance Benefits
To the extent permitted by applicable law, if the Executive materially breaches the restrictive covenants set forth in the RCA (Schedule 1) or the terms of the separation and release agreement, the Company may, upon giving written notice to the Executive specifying the nature of the breach:
(a) suspend payment of any unpaid Compensation Payments pending resolution of the alleged breach; and
(b) if the breach is confirmed by a court of competent jurisdiction or acknowledged by the Executive, set off against remaining unpaid Compensation Payments any damages awarded to the Company or any contractual penalty due under the RCA.
For the avoidance of doubt, (i) the mere assertion of claims arising from mandatory provisions of Swiss law shall not trigger any suspension or reduction of severance benefits, and (ii) any set-off shall be limited to the extent permitted by Art. 323b CO.
The Compensation Payments are subject to any applicable deductions and withholdings (e.g. social security, taxes). No pension fund contributions are owed and/or deducted with regard to the Compensation Payments.
The Executive acknowledges that the Compensation Payments, being post-employment payments, are not subject to BVG pension contributions and do not accrue further occupational pension entitlements.

4.5 Health Insurance Benefit.
The Company will pay the Executive an amount equal to the cost of the Employer's portion of continuing supplementary medical insurance coverage premiums under the Company's or the Employer's medical plan (at the contribution level in effect for active Executives) for twelve (12) months for the Executive and his covered dependents enrolled in such plan as of the Termination Date.
For the avoidance of doubt, this benefit relates solely to the Company's supplementary medical insurance scheme and not to the Executive's mandatory Swiss health insurance (KVG/LAMal), which remains the Executive's personal responsibility.
The Company, at its option, may elect to pay the health insurance benefit described in this section in a lump sum.
Notwithstanding the foregoing, the Company (i) reserves the right to provide the health insurance benefit under this Section 4(iii) through any such other arrangement as it deems necessary; and (ii) will in any event cease to provide the health insurance benefit described in this section as of the date that the Executive becomes eligible for substantially similar health insurance coverage with a subsequent employer.
No health insurance benefits will be provided if no such benefits were provided to the Executive at the Termination Date.
4.6 Outplacement Services. If requested in writing by the Executive no later than the Termination Date, the Company will provide outplacement services to the Executive as determined at the discretion of the Company through a provider selected by the Company for the period beginning on the Termination Date and ending at the latest on the 6-month anniversary of the Termination Date.
5. Equity Benefit
Benefits with respect to equity-based compensation granted under the Shareholders' Agreement relating to Rainbow Capital Group Limited dated June 30, 2022 (the "Management SHA") shall be governed by the terms of the Management SHA.
6. Return of Property
The Executive shall return all Company property and information the Executive has received in the course of the Executive's employment with the Company, including but not limited to documents, laptop computer, computer-generated information, reports, books, studies, data, credit cards, Executive identification, access cards and other such materials and the Executive shall retain no copies of any such property or information.
All of the above property shall be in good condition, save for normal wear and tear. The property shall be returned within 1 week following the Termination Date.

7. New Employment Prior to Termination Date
In case the Executive wishes to take up new employment or other business activities prior to the Termination Date, the Executive will in advance submit a corresponding written request to the Company. If the Company agrees to such new employment or other business activities, the employment relationship between the Executive and the Company shall be deemed terminated as at the start date of such new employment or other business activities (the "Early Termination Date"). In such case, any reference in this Agreement to the Termination Date shall refer to the Early Termination Date instead. For the avoidance of any misunderstanding, the Executive shall remain entitled to the Severance Benefits as defined in Section 4 above.
8. Confidentiality, Non-Competition and Non-Solicitation Agreement
The Executive agrees and confirms that the Executive's undertakings according to the Confidentiality, Non-Competition and Non-Solicitation Agreement entered into on [date] April 2026 ("RCA"), remain in full force and effect, provided however that the Parties acknowledge that the non-competition obligations under the RCA shall lapse by operation of law pursuant to Art. 340c of the Swiss Code of Obligations if the Company terminated the employment without good cause attributable to the Executive.
9. Non Disparagement The Executive shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company's directors, officers, executives, employees, former employees, partners, stakeholders, agents or attorneys.
The Executive further agrees not to make any negative public statements, written or oral, relating to the employment, the termination of employment, and/or any aspect of the business of the Company.
On its side, the Company shall ensure that any comment, reference or communication that is done regarding the Executive shall reflect the quality of the entire employment relationship, throughout the years as described in the Work Certificate mentioned under Article 10 hereunder.
Nothing in this Section 9 shall prevent either Party from making disclosures required by law, by a court of competent jurisdiction, or by any regulatory authority, or from making truthful statements in legal proceedings.
10. Work Certificate
The Company shall deliver a work certificate (Arbeitszeugnis) to the Executive within a month of the Termination Date in accordance with Art. 330a CO. Upon request of the Executive, the Company will issue an interim work certificate as well.

11. Accident and Loss of Earnings Insurances; Pension
The Executive confirms they have received from the Company written information confirming a summary of: (i) the consequences of the termination of the Employment Agreement on the Executive's insurance coverage; and (ii) the deadline and key conditions which the Executive should comply with if they want to arrange insurance cover with the same insurance companies.
The Executive acknowledges that:
(a) Non-occupational accident insurance (UVG) coverage continues for 31 days following the Termination Date (the "Nachdeckungsfrist"). The Executive may arrange transitional coverage by agreement with the insurer (Abredeversicherung) for up to 180 days thereafter.
(b) Daily sickness benefits insurance (Krankentaggeldversicherung) coverage ceases on the Termination Date. The Executive has the right, in accordance with Art. 71 of the Federal Act on the Supervision of Insurance Companies (VAG) and the applicable policy conditions, to transfer to an individual policy within 90 days of the Termination Date without interruption of coverage or new health declarations.
The Company shall arrange for the transfer of the Executive's vested pension benefits (Freizügigkeitsleistung) in accordance with the Federal Law on Vesting in Pension Plans (FZG).
The Executive shall inform the Company in writing of the receiving institution (new employer's pension fund, vested benefits account or vested benefits policy) no later than 30 days before the Termination Date.
If the Executive does not provide transfer instructions within the above period, the Company shall transfer the vested benefits to the Substitute Occupational Benefit Institution (Auffangeinrichtung BVG) in accordance with Art. 4(2) FZG.
If the Executive is aged 58 or over, the Executive may request continuation of insurance coverage in the Company's pension fund in accordance with Art. 47a BVG, bearing both employer and Executive contributions.
12. Full and Final Settlement
Upon due performance by the Company of its obligations under this Severance Agreement, and subject to Art. 341 of the Swiss Code of Obligations, the Executive waives and releases the Company and any affiliated company of the Company, including their directors, officers, executives, partners, agents, attorneys, insurers, and employees, past and present, from any and all claims, liabilities, rights, debts, demands for payment, or other relief whatsoever that the Executive had or may have against the Company, and any affiliated company of the Company, for or by reason of, or in any way arising out of, the employment relationship and its termination, to the extent such waiver is legally permissible.
This waiver shall not apply to claims arising from mandatory provisions of law or any applicable collective bargaining agreement, which may only be validly waived at the earliest one month after the end of the employment relationship in accordance with Art. 341 CO. The Executive shall have the opportunity to confirm the waiver of such mandatory claims by signing a separate confirmation no earlier than one month after the Termination Date.
The Executive expressly confirms that this Severance Agreement reflects a balanced compromise between the interests of the Parties and that the Severance Benefits represent adequate consideration exceeding the Executive's minimum statutory entitlements.
13.  Costs
Each Party shall bear its own costs.
14.  Binding Effect
This Severance Agreement shall enter into effect upon its execution.
15.  Written Form
This Severance Agreement may not be modified or amended except by written amendments duly executed by the Parties. This requirement of written form can only be waived in writing.
16.  Reduction of Severance Benefits
If the Executive institutes any action, claim or proceedings against the Company and/or any entity of the Wella Group of Companies arising out of the terms of this Severance Agreement, and such action is finally determined by a court of competent jurisdiction to be without merit, the Company may set off any amounts awarded against remaining unpaid Severance Benefits.
For the avoidance of doubt, (a) the mere assertion of claims arising from mandatory provisions of law shall not trigger any reduction or forfeiture of Severance Benefits, and (b) this clause shall not apply to claims relating to the Executive's work certificate (Art. 330a CO) or vested pension benefits.
17. Voluntary Nature
The Executive acknowledges that he enters into this Severance Agreement voluntarily and willingly after having had sufficient time to assess this Severance Agreement with a qualified lawyer of his choice.
18. Governing Law and Jurisdiction
This Severance Agreement shall be governed by Swiss law in all respects.
Any dispute arising out of or in connection with this Severance Agreement shall be submitted to the competent courts as determined by the Swiss Code of Civil Procedure (in particular Art. 34 CPC), which include the courts at the Executive's domicile or habitual place of work, or the Company's registered office.
Employment law disputes in Genève where the amount in dispute does not exceed CHF 30,000 are exempt from court fees (Art. 114(b) CPC). Proceedings shall be initiated with a conciliation request (Schlichtungsgesuch) at the competent conciliation authority unless the amount in dispute exceeds CHF 100,000, in which case the Parties may agree to waive the conciliation procedure (Art. 199 CPC).

Genève,

Date: 04/29/2026

Wella International Operations Switzerland Sàrl	/s/ Melanie Champetier

[Name] XXX [Role] [Name] Role Melanie Champetier HR SVP

Signed

/s/ Hugo Kunetz

Hugo Kunetz

Date: 04/23/2026
Annex: Post-Termination Confirmation of Waiver
Annex: Post-Termination Confirmation of Waiver
(To be signed by the Executive no earlier than one month after the Termination Date)
The undersigned Executive confirms, in accordance with Art. 341 CO, the waiver of claims set out in Section 12 of the Severance Agreement dated [date], including claims arising from mandatory provisions of law to the extent the Executive is legally entitled to waive such claims.

Genève,

Date:

Hugo Kunetz